UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  December 3, 2009

DEFENSE SOLUTIONS HOLDING, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-146290 (Commission File Number)	26-3624592 (IRS Employer Identification Number)
707 Eagleview Boulevard Exton, Pennsylvania 19431-1159 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (610) 833-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act(17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01    Entry into Material Definitive Agreement
Stock Purchase Agreement

On December 15, 2009, Defense Solutions Holding, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which it sold to Seaside 88, L.P. (“Seaside”) 1,500,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), at a price per share of $.24, resulting in gross proceeds to the Company of $360,000.  The closing price of the Common Stock on December 14, 2009 was $.44.  The shares issued to Seaside are “restricted securities” and may not be sold in the public market until the Rule 144 holding period is satisfied or they are subsequently registered for resale.  The Company has no obligation to register the shares.

Under the terms of the Stock Purchase Agreement, the Company is required to issue and Seaside is required to buy on March 15, 2010 (the “Subsequent Closing Date”) an additional 1,500,000 shares of Common Stock at a price equal to 65% of the lower of the volume weighted average trading prices (“VWAP”) of the Common Stock for the 10 consecutive trading days preceding the Subsequent Closing Date or the VWAP price on the day immediately prior to the Subsequent Closing Date; provided, however, that if the amount of the proposed investment by Seaside on the Subsequent Closing Date is greater than $720,000, then Seaside will have the option to reduce the number of shares on the Subsequent Closing Date such that the amount of its investment on such date is not more than $720,000.

The Company has agreed to indemnify and hold harmless Seaside against certain liabilities in connection with the issuance and sale of the shares of Common Stock under the Stock Purchase Agreement.  Seaside has agreed to not engage in short sales of the Common Stock during the term of the Stock Purchase Agreement.

On December 15, 2009, the Company issued a press release announcing the Stock Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

The foregoing is only a summary of the material terms of the Stock Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder.  The foregoing description is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 10.13 to this Current Report on Form 8-K and incorporated herein by reference.  This Current Report on Form 8-K contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated Subsequent Closing.  The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, the substantial dilution to current stockholders as a result of the purchase price discount offered to Seaside, and the market overhang of shares available for sale that may develop as a result of the subsequent resale by Seaside of shares purchased under the Stock Purchase Agreement, as well as other risks detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.

Amendment to The  Mikal Group Ltd. Loan Agreement

On December 4,  2009, the Company entered into an agreement with The Mikal Group, Ltd. whereby the Company and The Mikal Group, Ltd. agreed to (i) extend the maturity date of a $1 million loan made by The Mikal Group, Ltd. to the Company from November 30, 2008  to November 30, 2010, effective upon the payment of a $100,000 extension fee by the Company and (ii) amend certain provisions of the loan agreement between the parties to provide that The Mikal Group, Ltd. may elect to receive either (a) a payment equal to 25% of the Company’s EBITDA (subject to a maximum payment of $1,000,000) through the later of November 10, 2010 or the last day of the calendar quarter preceding the date of the repayment of the loan or (b) a warrant to acquire 2,710,071 shares of Common Stock at $.001 per share.  The election must be made by October 31, 2010.

Item 3.02    Unregistered Sales of Equity Securities

On December 15, 2009, the Company completed the sale of 1,500,000 shares of Common Stock  to Seaside pursuant to the Stock Purchase Agreement.  The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 promulgated thereunder, in making such sale.

On December 3, 2009, the Company granted options to purchase an aggregate of 12,600,000 shares of its Common Stock to officers and employees of the Company.  Options with respect to 7,600,000 shares of Common Stock had an exercise price of $.31 per share and options with respect to 5,000,000 shares had an exercise price of $.34 per share.  The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, in connection with such grants.

On December 16, 2009, the Company issued a warrant to acquire 1,000,000 shares at an exercise price of $.05 per share to a consultant in exchange for consulting services.  The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, in connection with such issuance.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits

4.2	Warrant dated December 16, 2009 to acquire 1,000,000 shares of Defense Solutions Holding, Inc. Common Stock issued to Carol Gray.

10.13	Common Stock Purchase Agreement, dated December 15, 2009, by and between Defense Solutions Holding, Inc. and Seaside 88, L.P.

99.1	Press Release dated December 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Solutions Holdings, Inc.
(Registrant)

By:	/s/ David V. DiFelice
Name: David V. DiFelice
Title: Chief Financial Officer

Dated:  December 18, 2009